Exhibit 5

[Huber Lawrence & Abell Letterhead]

October 14, 2003

Energy East Corporation
P.O. Box 12904
Albany, New York 12212-2904

Dear Sirs:

        In connection with the proposed offering and sale by Energy East Corporation (the "Company") of not to exceed an aggregate of 3,000,000 shares of its Common Stock, par value $.01 per share (the "Stock") pursuant to the terms of its Dividend Reinvestment and Stock Purchase Plan, as amended (the "Plan"), the Company is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement (the "Registration Statement") with which this opinion is to be included as an Exhibit.

        As your counsel, we are generally familiar with the corporate proceedings of the Company and are generally familiar with the Plan.

        In our opinion, when the actions as hereinafter set forth shall have been taken, the Stock to be issued pursuant to the Plan will have been duly authorized, and, when sold, will be legally issued, fully paid and non-assessable:

  a.
  The Registration Statement shall have been filed with the Securities and Exchange Commission and shall have become effective;

  b.
  The Board of Directors of the Company shall have authorized the issuance and sale of the Stock in accordance with the terms of the Plan; and

  c.
  The Stock shall have been appropriately issued and delivered to the purchaser or purchasers thereof in accordance with the terms of the Plan and the consideration therefor received by the Company.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the making of the statements with reference to our firm under the heading "Legal Opinion" in the related prospectus.

Very truly yours,
/s/ HUBER LAWRENCE & ABELL